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                                 EXHIBIT 99.1

                    Press Release dated September 15, 1999

For Information Contact
At Greater Bay Bancorp:                      At Financial Relations Board:
David L. Kalkbrenner, President & CEO        Christina Carrabino (general
(650) 614-5767                                information)
Steven C. Smith, EVP, CAO & CFO              Kristi Larson (analyst contact)
(650) 813-8222                               (415) 986-1591
John J. Hounslow, Chairman & CEO
Mt. Diablo Bancshares
(925) 552-4709


     FOR IMMEDIATE RELEASE
     ---------------------

                            GREATER BAY BANCORP AND
               MT. DIABLO BANCSHARES ANNOUNCE AGREEMENT TO MERGE

PALO ALTO, CA; September 15, 1999 -- Greater Bay Bancorp (Nasdaq: GBBK), Palo Alto, California, and Mt. Diablo Bancshares (OTC Bulletin Board: DBLB), Danville, California, announced today the signing of a definitive agreement for a merger of the two companies. Following the transaction, Mt. Diablo National Bank, a wholly owned subsidiary of Mt. Diablo Bancshares, will operate as a wholly owned subsidiary of Greater Bay Bancorp. The merger is expected to be completed late in the fourth quarter of 1999 or early in the first quarter of 2000.

Greater Bay Bancorp anticipates the transaction, including cost savings, to be neutral on 1999 earnings per share and approximately 2% accretive to 2000 earnings per share. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the merger, even though Greater Bay Bancorp's prior acquisitions have resulted in revenue growth at the newly acquired subsidiary banks.

Mt. Diablo National Bank, established in April 1992, has banking offices in Danville, Pleasanton and Lafayette, California serving the small- to mid-sized business community. As of June 30, 1999, Mt. Diablo Bancshares had total assets of $200 million, and deposits of $189 million. For the six months ended June 30, 1999, net income was $1.1 million.

David Kalkbrenner, president and chief executive officer of Greater Bay Bancorp, stated, "We are excited to have Mt. Diablo Bancshares join us as we believe the company's market areas have substantial growth opportunities. We will also be pleased to welcome John J. Hounslow, Chairman and Chief Executive Officer of Mt. Diablo Bancshares, to our Board when the merger closes. The completion of the mergers with Mt. Diablo Bancshares and Bay Commercial Services will result in substantial Greater Bay representation in the East Bay region of the San Francisco Bay Area with offices in Walnut Creek, Lafayette, Danville, Sam Ramon, Pleasanton, Hayward, San Leandro and Fremont."

Mr. Hounslow commented, "We are pleased to be joining the Greater Bay Bancorp super community banking family. Mt. Diablo National Bank has been one of the fastest growing

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community banks in Northern California during the past three years. Our goal is to ensure that our clients benefit from Greater Bay Bancorp's extended product offerings and increased lending capabilities and that our shareholders receive enhanced value for their Mt. Diablo Bancshares stock."

Greater Bay Bancorp previously announced the execution of a definitive agreement to acquire Bay Commercial Services and its wholly owned subsidiary, Bay Bank of Commerce. When the acquisitions of Bay Commercial Services and Mt. Diablo Bancshares are both completed, Greater Bay Bancorp would have on a pro forma basis as of June 30, 1999 total assets of approximately $2.5 billion and total shareholders' equity of approximately $139 million. Shareholders of Bay Commercial Services recently approved the merger with Greater Bay Bancorp, which is expected to close next month, subject to receipt of all regulatory approvals.

Terms of the Merger
The terms of the agreement provide for the shareholders of Mt. Diablo Bancshares to receive shares of Greater Bay Bancorp stock in a tax-free merger. Mt. Diablo Bancshares currently has approximately 1,215,000 shares of common stock outstanding. If the average closing price of Greater Bay Bancorp common stock is between $33.00 and $38.00, Greater Bay Bancorp will issue 0.975 shares for each outstanding share of common stock of Mt. Diablo Bancshares, for an estimated aggregate value of between approximately $46.5 million and $53.5 million. If the average closing price of Greater Bay Bancorp common stock is greater than $38.00, the conversion ratio will adjust downward according to a formula.

If the average closing price of Greater Bay Bancorp common stock is less than $33.00, Greater Bay Bancorp has the alternative of either allowing the conversion ratio to remain at 0.975 shares or electing to revise the conversion ratio according to a formula. If Greater Bay Bancorp does not elect to revise the conversion ratio, Mt. Diablo Bancshares can elect to terminate the transaction.

The sale of Mt. Diablo Bancshares' corporate headquarters building is currently in escrow and is scheduled to close by the end of the third quarter. The sale will result in an economic gain of approximately $1.4 million. Based on the last twelve months earnings, the acquisition price equates to a multiple of 22.79 times, while the acquisition price to 1999 earnings is estimated to be approximately 19.00 times. The acquisition price to book value will be approximately 3.36 times when adjusted for the economic gain on the sale of the corporate headquarters building and adjusted for estimated earnings through December 31, 1999.

The merger is subject to certain conditions, including the approval of the shareholders of Mt. Diablo Bancshares and regulatory approval, and will be accounted for as a pooling of interests.

Greater Bay Bancorp and its financial services subsidiaries, Bay Area Bank, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Commercial Banking Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in San Jose,

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Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San
Francisco and Walnut Creek.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending acquisitions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed acquisitions are consummated, the success of Greater Bay Bancorp in integrating the new banks into its organization and other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.
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